Exhibit 21

SUBSIDIARIES OF RICHARDSON ELECTRONICS, LTD.

Richardson Electronics Canada, Ltd.	Canada
Richardson Electronics Limited	United Kingdom
RESA, SNC	France
Richardson Electronique SNC	France
Richardson Electronics Italy SRL	Italy
Richardson Electronics Iberica, S.A.	Spain
Richardson Electronics GmbH	Germany
Richardson Electronics Japan K.K.	Japan
Richardson Electronics Pte Ltd.	Singapore
Richardson Electronics S.A. de C.V.	Mexico
Richardson Electronics Benelux B.V.	The Netherlands
Richardson Electronics do Brasil Ltda.	Brasil
Richardson Electronics Pty Limited	Australia
Tubemaster, Inc.	United States
Richardson Electronics Korea Limited	Korea
Richardson Electronics (Thailand) Ltd.	Thailand
Burtek Systems, Inc.	Canada
Richardson Electronics Argentina S.A.	Argentina
Richardson Electronics Colombia S.A.	Colombia
Ingenium S.R.L.	Italy
Richardson International, Inc.	China
Richardson Electronics Trading (Shanghai) Co., Ltd.	China
Aviv-Richardson Electronics, Ltd.	Israel
Sangus Richardson A.B.	Sweden
Sangus Richardson OY	Finland
(CELTI) Composants Electroniques Technologie Internationale	France
Richardson Electronics FSC	Barbados
Baron Electronic Sales Co., Inc.	Florida
Broadcast Richmond, Inc.	Indiana
Richardson Electronics, S.A.	Bolivia
TRL Technologies	Illinois